Execution Version

AMENDMENT NO. 2
TO
FIRST AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 2 to FIRST AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of April 30, 2015 and is made by and among SILICON VALLEY BANK, a California corporation (“Bank”) and IKANOS COMMUNICATIONS, INC., a Delaware corporation (“Borrower”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement (as defined below).
RECITALS

A.
Bank and Borrower have entered into that certain First Amended and Restated Loan and Security Agreement dated as of October 7, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

B.	Borrower requested that Bank amend certain terms of the Loan Agreement, all upon the terms and conditions more fully set forth herein.

C.
Subject to the representations and warranties and covenants of Borrower herein and upon the terms and conditions set forth in this Amendment, Bank is willing to amend the Loan upon the terms and conditions more fully set forth herein.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.    AMENDMENTS TO LOAN AGREEMENT
1.1    Section 2.1.5 (General Provisions Relating to the Advance). Section 2.1.5 is hereby amended and restated in its entirety as follows:
“Each Advance shall, in accordance with the terms of this Agreement, be in the form of a Prime Rate Advance. Borrower shall pay interest accrued on the Advances at the rates and in the manner set forth in Section 2.3(b).”

1.2    Section 2.3(b) (Interest; Payment). Section 2.3(b) is hereby amended and restated in its entirety as follows:
“Each Advance shall bear interest on the outstanding principal amount thereof from the date when made until paid in full at a rate per annum equal to the Prime Rate plus the applicable Prime Rate Margin. Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving

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Line Maturity Date. Bank may charge Borrower’s Designated Deposit Account for the amount of any item of Payment which is returned to Bank unpaid.”

1.3    Section 2.3(e) (LIBOR Advances). Section 2.3(e) is hereby amended and restated in its entirety as follows:
“[Reserved]”
1.4    Section 2.4 (Fees). Section 2.4 of the Loan Agreement is amended by deleting “and” at the end of subsection (c), replacing the period at the end of subsection (d) with “; and”, and adding the following subsection (e):
“Final Payment Fee. A fully earned, non-refundable final payment fee of $250,000 on the earlier of (i) December 31, 2016; (ii) termination of this Agreement; or (iii) any acquisition (a) of substantially all assets of the Borrower or (b) by any Person or group of Persons (other than one or more funds, individually or collectively, associated with Tallwood Venture Capital) of beneficial ownership, directly or indirectly, of 50% or more of the combined voting power of the Borrower’s equity securities.”

1.5    Section 3.5(a) (Procedures for Borrowing). Section 3.5(a) of the Loan Agreement is amended and restated in its entirety as follows:
“Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon Borrower’s irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Such Notice of Borrowing must be accompanied by a Transaction Report and must be received by Bank prior to 12:00 p.m. Pacific Time, on the requested Funding Date, specifying: (1) the amount of the Advance; and (2) the requested Funding Date. Such Notice of Borrowing must be accompanied by a Transaction Report and must be received by Bank prior to 12:00 p.m. Pacific Time on the requested Funding Date specifying: (1) the amount of the Advance; and (2) the requested Funding Date.”

1.6    Section 3.6 (Conversion and Continuation Elections); Section 3.7 (Special Provisions Governing LIBOR Advances); and Section 3.8 (Additional Requirements/Provisions Regarding LIBOR Advances). Sections 3.6, 3.7 and 3.8 of the Loan Agreement are each amended and restated in their entirety as follows:
“[Reserved]”

1.7    Section 13 (Definitions). The following Definitions are hereby deleted in their entirety:
“Continuation Date”
“Conversion Date”
“Interest Period”
“Interest Rate Determination Date”
“LIBOR”
“LIBOR Advance”

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“LIBOR Rate”
“LIBOR Rate Margin”
“Reserve Requirement”

1.8    Section 13 (Definitions). The following Definitions are hereby amended and restated in their entirety as follows:
‘ “ALU Debt” means indebtedness to Alcatel-Lucent USA, Inc. or its Affiliates incurred pursuant to (i) that certain loan and security agreement dated September 29, 2014 by and between Alcatel-Lucent USA, Inc. and Borrower and subject to the Intercreditor Agreement, as amended by the First Amendment dated as of December 10, 2014 and the Second Amendment dated as of April 27, 2015 and (ii) any pre-payments from Alcatel Lucent Bell N.V. or its Affiliates, not to exceed $6.315 million, to Borrower whose pay back will be based on future shipments to Alcatel-Lucent Bell N.V. or its Affiliates or on the occurrence of certain other events (the occurrence of these certain other events which, for the avoidance of doubt, would constitute an event of default for purposes of Section 8.6 hereunder).’

‘ “Business Day” is any day that is not a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to an FX Forward Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the Foreign Currency.’

‘ “Interest Payment Date” means the last day of each month (or, if that day of the month does not fall on a Business Day, then on the first Business Day following such date).’

‘ “Permitted Indebtedness” is:

(a)    Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)	Indebtedness (other than Indebtedness to any officer, director, or shareholder of Borrower) existing on the Effective Date and shown on the Perfection Certificate;

(c)	Subordinated Debt;

(d)	ALU Debt, provided, however, that such indebtedness shall not exceed $16,315,000;

(e)	unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(f)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)	Indebtedness (other than Indebtedness to any officer, director, or shareholder of Borrower) secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(h)	Indebtedness consisting of Capital Lease Obligations in an aggregate amount not to exceed $500,000 at any time;

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(i)
Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to Borrower in an aggregate principal amount not to exceed $500,000 or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(j)	other unsecured Indebtedness (other than Indebtedness to any officer, director, or shareholder of Borrower) in an aggregate amount not to exceed $250,000 at any time; and

(k)
extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness specified in (b) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

‘ “Prime Rate Margin” is 325 basis points.’

2.    LIMITATION.
2.1    The amendments set forth in Sections 1 hereof are effective only for the purposes set forth herein and shall be limited precisely as written and shall not be deemed (a) to be a forbearance, waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which Bank may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein; (b) to be a consent to any future amendment or modification, forbearance or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof; or (c) to limit or impair Bank’s right to demand strict performance of all terms and covenants as of any date.
2.2    This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents are hereby ratified and confirmed and shall remain in full force and effect.
3.    REPRESENTATIONS AND WARRANTIES. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

3.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
3.2    Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Documents;
3.3    The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

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3.4    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents have been duly authorized;
3.5    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
3.6    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
3.7    This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
3.8    As of the date hereof, Borrower has no defenses against the obligation to pay any of the amounts constituting all or a part of Borrower’s Obligations. Borrower acknowledges that Bank has acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Amendment and in connection with the Loan Documents.
4.    COUNTERPARTS. This Amendment may be executed originally, by facsimile or by other means of electronic transmission, and may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
5.    EFFECTIVENESS. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) payment by Borrower of all Bank Expenses (including all reasonable attorneys’ fees and reasonable expenses) incurred through the date of this Amendment.
6.    INTEGRATION. This Amendment and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof.
7.    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAW. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

IKANOS COMMUNICATIONS, INC.,
a Delaware corporation
By:        /s/ Dennis Bencala
    Name: Dennis Bencala
    Title: Chief Financial Officer

[Signature Page to Amendment No. 2
to First A&R LSA]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.
SILICON VALLEY BANK,
a California banking corporation
By:        /s/ Drew Beito
    Name: Drew Beito
    Title: Vice President

[Signature Page to Amendment No. 2
to First A&R LSA]